CONSULTING AGREEMENT FOR
          DAVID B. POMEROY

          Pomeroy IT Solutions, Inc.

          January 2005


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CONTENTS




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Article 1. Definitions                                                         1

Article 2. Term of Consulting Agreement                                        3

Article 3. Consultant Duties and Compensation                                  3

Article 4. Termination of Service                                              6

Article 5. Restrictive Covenants                                               8

Article 6. Indemnification                                                     9

Article 7. Assignment                                                          9

Article 8. Dispute Resolution and Notice                                      10

Article 9. Miscellaneous                                                      10

CONSULTING AGREEMENT FOR DAVID B. POMEROY
POMEROY IT SOLUTIONS, INC.

     This CONSULTING AGREEMENT (the "Agreement") is made, entered into, and is effective as of this 5th day of January 2005 (the "Effective Date"), by and between Pomeroy IT Solutions, Inc., a Delaware corporation (the "Company"), and David B. Pomeroy (the "Consultant").

     WHEREAS, the Consultant was a founder of the Company's predecessor businesses ("the Pomeroy Companies") in 1981 and has served for many years as the leader of the Company, serving as President of the Company from 1992 through January 2001, Chief Executive Officer from 1992 through June 10, 2004, and serving as Chairman of the Board since 1992; and

     WHEREAS, prior to the date hereof, the Consultant has been employed as the Chairman of the Board of the Company; and

     WHEREAS, the Consultant and the Company have each determined that it is in the best interests of the Consultant and the Company that the Consultant's employment and associated employment agreement entered into in 1992 and as amended thereafter with the Company shall terminate as of the Effective Date of this Agreement; and

     WHEREAS, the Company deems it advisable to retain the Consultant to provide consulting and advisory services, and the Consultant is willing to provide such services to the Company on the terms and conditions described herein; and

     WHEREAS, the Consultant possesses considerable experience and knowledge of the business and affairs of the Company concerning its policies, methods, personnel, and operations; and

     WHEREAS, the Consultant and the Company have reached an agreement as to the terms and conditions under which the Consultant will agree to remain available to the Company for the purposes described above notwithstanding the termination of his employment relationship with the Company.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1. DEFINITIONS
     As used in this Agreement, unless the context expressly indicates otherwise, the following terms have the following meanings:

     (a) "BASE PAYMENT" means, at any time, the then regular annual rate of pay which the Consultant is receiving as compensation for consulting services, excluding amounts: (i) designated by the Company as payment toward reimbursement of expenses, or (ii) received under short-term incentive or other bonus plans, regardless of whether or not the amounts are deferred.


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
     (b)  "BOARD" means the Board of Directors of the Company.

     (c) "CAUSE" shall be determined solely by the Committee in the exercise of good faith and reasonable judgment, and shall mean the occurrence of any one or more of the following:

          (i) The Consultant's willful and continued failure to substantially perform his duties with the Company (other than any such failure resulting from the Consultant's Disability) after a written demand for substantial performance is delivered to the Consultant that specifically identifies the manner in which the Committee believes that the Consultant has not substantially performed his duties under this Agreement, and the Consultant has failed to remedy the situation within fifteen (15) business days of such written notice from the Committee; or

          (ii) The Consultant's willfully engaging in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; or

         (iii) The Consultant's conviction of a felony.

     However, no act or failure to act on the Consultant's part shall be deemed "willful" unless done, or omitted to be done, by the Consultant not in good faith and without reasonable belief that the action or omission was in the best interests of the Company.

     (d) "COMMITTEE" means the Compensation Committee of the Board of Directors of the Company or, if no Compensation Committee exists, then the full Board of Directors of the Company, or a committee of Board members as appointed by the full Board to administer this Agreement.

     (e) "DISABILITY" shall have the meaning ascribed to such term in the Company's governing long-term disability plan, or if no such plan exists, at the discretion of the Board.

     (f) "GOOD REASON" shall mean, without the Consultant's express written consent, the occurrence of any one or more of the following:

          (i)  Reducing the Consultant's Base Payment;

          (ii) A material breach of this Agreement by the Company which is not remedied by the Company within ten (10) business days of receipt of written notice of such breach delivered by the Consultant to the Company; or

         (iii) Any successor company fails or refuses to assume the Company's obligations under this Agreement in its entirety, as required by
               Section 7.1 hereunder.

     (g) "RETENTION PERIOD" means the original term of this Agreement, as provided in Article 2 herein.

     (h)  "SEPARATION PAYMENTS" means the payments designated as such in Section
          4.3 herein and that shall be provided to the Consultant pursuant to such section.


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ARTICLE 2. TERM OF CONSULTING AGREEMENT
     2.1 TERMINATION OF EMPLOYMENT. The Consultant's employment and associated employment agreement entered into in 1992 and as amended thereafter with the Company is hereby terminated, as of the Effective Date of this Agreement. From and after such date, the Consultant is and will be considered an independent contractor under this Agreement. Nothing in this Agreement is intended to create any offer of employment, partnership, or joint venture.

     2.2 AGREEMENT TERM. The Company hereby agrees to retain the Consultant and the Consultant hereby agrees to continue to serve the Company in accordance with the terms and conditions set forth herein, for a period of five (5) years, commencing as of the Effective Date of this Agreement; subject, however, to earlier termination as expressly provided herein.

ARTICLE 3. CONSULTANT DUTIES AND COMPENSATION
     3.1 CONSULTANT DUTIES. During the Retention Period, the Consultant shall continue to serve on the Board as nonexecutive Chairman of the Company. The Consultant hereby agrees to devote such of his business time and efforts and be reasonably available to provide consulting services to the Company during the Retention Period as the Chief Executive Officer of the Company shall assign to Consultant from time to time during the term of this Agreement. Such duties shall be consistent with those duties customarily performed by a non-executive Chairman of the Board. During the Retention Period, the Company shall provide the Consultant with an on-site office at the Company's principle place of business and secretarial support suitable to enable Consultant to effectively perform his duties herein. Further, Consultant shall be allowed to provide consulting services from remote locations other than the Company's principle place of business through the use of telephone, fax, video conferencing, email, or other applicable electronic communication media. Notwithstanding any provision to the contrary contained herein and unless otherwise agreed to by the Company and the Consultant in writing, during the Retention Period the Consultant shall have no authority to enter into any contracts or agreements on behalf of the Company, other than in his capacity as Chairman of the Board. In no event will the Consultant represent to any third party that he is an agent or employee of the Company or connected with the Company in any way other than under the terms of this Agreement.

     Unless specifically set forth in this Agreement, during the Retention Period, the Consultant shall not be entitled to any of the benefits that are made available to employees of the Company.

     3.2 BASE PAYMENT. The Company shall pay the Consultant an annual Base Payment of two hundred fifty thousand dollars ($250,000) during the Retention Period less any disability payments, if any, received by Consultant pursuant to the coverage provided under Section 3.8. The Consultant's Base Payment shall be paid in substantially equal installments throughout the year, consistent with the normal payroll practices of the Company.

     3.3 ANNUAL BONUS. The Company shall provide the Consultant with a guaranteed one hundred thousand dollar ($100,000) annual cash bonus award for the 2004 annual incentive plan year, to be payable within the first calendar quarter of 2005 in accordance with the normal annual bonus payout practices of the Company as they apply to other top executives of the Company.

     In addition, the Company shall provide the Consultant with the opportunity to earn fifty percent (50%) of the annual bonus the Consultant would have been eligible to receive in accordance with the


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
terms and conditions as stipulated in amendment thirteen (13) of the Consultant's employment agreement, as if the Consultant remained employed as Chief Executive Officer of the Company through the end of the 2004 annual incentive plan year, subject to the Company achieving seventeen million five hundred thousand dollars ($17,500,000) in net profits before taxes for the 2004 fiscal year as determined in accordance with the terms and provisions as stipulated in the annual incentive plan then in effect for the 2004 annual incentive plan year. Payout of such amount, if warranted pursuant to the achievement of the previously stated net profits before taxes performance metric, shall be made over a five (5) year period in annual installments equal to one-fifth (1/5) of the resulting annual bonus amount with the first installment due within the first calendar quarter of 2005 in accordance with the normal annual bonus payout practices of the Company as they apply to other top executives of the Company and each successive installment due annually thereafter.

     3.4 SERVICE AWARD. The Company shall provide a nonforfeitable lump-sum cash service award of seven hundred fifty thousand dollars ($750,000) in consideration of the Consultant's long-standing service, contributions, and leadership to the Company to be payable upon the earlier of the termination of this Agreement or within the first calendar quarter of 2005 in accordance with the normal annual bonus payout practices of the Company as they apply to other top executives of the Company.

     3.5 LONG-TERM INCENTIVES. The Consultant shall not be eligible to participate in any long-term incentive plans offered by the Company to employees.

     3.6 HOUSING ALLOWANCE. The Company shall pay the Consultant an annual housing allowance of twenty-five thousand dollars ($25,000) for the use of the Consultant's real estate interest within the state of Arizona that is owned by a limited liability company, of which the Consultant controls, during the Retention Period. The annual housing allowance shall be paid in substantially equal installments throughout the year, consistent with the normal payroll practices of the Company.

     3.7 COMPANY AUTO. The Consultant shall have the right within sixty (60) calendar days subsequent to the Effective Date of this Agreement in which to purchase his Company auto for its then book value as such asset is carried on the financial statements of the Company at that time. The purchase price shall be paid in cash within fifteen (15) calendar days following the Consultant's decision to exercise the purchase right.

     3.8 MEDICAL AND DISABILITY BENEFITS. The Company shall continue to provide the Consultant (and the Consultant's spouse) with medical insurance coverage and Consultant with disability insurance coverage during the Retention Period. These benefits shall be provided by the Company to the Consultant (and the Consultant's spouse as to medical) beginning immediately with the Effective Date of this Agreement. Such benefits shall be provided to the Consultant (and the Consultant's spouse) consistent with and to the same extent such benefits are provided to other top executives of the Company.

     Notwithstanding the above, these medical and disability insurance benefits shall be discontinued prior to the end of the stated Retention Period in the event the Consultant receives substantially similar benefits from a subsequent employer, as determined solely by the Committee in good faith. For purposes of enforcing this offset provision, the Consultant shall be deemed to have a duty to keep


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the Company informed as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment, and shall provide, or cause to provide, to the Company in writing correct, complete, and timely information concerning the same.

     3.9 RETIREMENT BENEFITS. The Consultant shall not be eligible to participate in any retirement plans offered by the Company to employees.

     3.10 EMPLOYEE BENEFITS. Subject to Sections 3.8, the Consultant shall not be eligible to participate in any benefit plan offered by the Company to employees.

     3.11 EXPENSES. During the Retention Period, Company shall provide Consultant with an expense allowance of $500.00 per month to reimburse Consultant for all reasonable expenses to be incurred by him incident to the Consultant performing his duties under this Agreement. Consultant shall provide Company, upon request, with any documentation substantiating such expenses hereunder. During the Retention Period, the Consultant shall have use of the Company airplane, subject to the prior authorization for such use by the Chief Executive Officer of the Company and subject to the Consultant reimbursing the Company for the hourly operating costs associated with the use of such Company airplane ($1,450.00 per hour for current Company aircraft). The expenses will be accounted for and reimbursed through the Company's normal expense reporting and approval process. Billing will be made by Company within seven (7) days of use of such aircraft by Consultant, and Consultant shall reimburse Company for such cost within thirty (30) days of receipt of such invoice.

     3.12 RIGHT TO CHANGE PLANS. The Company shall not be obligated by reason of any of the provisions of this Article 3 to institute, maintain, or refrain from changing, amending, or discontinuing any compensation or benefit plan or program, provided that if any changes are made they will apply to the Consultant in substantially the same manner as they apply to other top executives of the Company.

     [3.13     IRC SECTION 409A. To the extent any payments or benefits provided under Article 3 herein are subject to Internal Revenue Code 409A, such payments or benefits shall be made as soon as administratively practicable but in no event earlier than six (6) months after the Effective Date of this Agreement. To the extent any payments or benefits were scheduled to be made during such six
(6) month period and were not in fact made during that period, such payments and benefits will be accrued and paid out as soon as administratively practicable but in no event earlier than six (6) months after the Effective Date of this Agreement.]

ARTICLE 4. TERMINATION OF SERVICE
     4.1 TERMINATION DUE TO DISABILITY OR DEATH. In the event the Consultant's service during the Retention Period is terminated by reason of Disability or death, the Consultant's benefits shall be determined in accordance with this Agreement, the annual bonus plan, and other applicable programs then in effect, if any.

     In addition, upon the effective date of such termination, the Company shall pay to the Consultant or his beneficiary or estate, as the case may be, his Base Payment as earned but unpaid through the effective date of termination, any unreimbursed business expenses, and in the event of a termination as a result of a Disability, the Consultant shall continue to receive his Base Payment (less


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any applicable disability payments received by Consultant during such year, if any), and the Company shall continue to provide the Consultant (and the Consultant's spouse) with medical insurance coverage, as well as all other amounts and benefits as set forth in Article 3 that are owed or become due through the end of the original five (5) year Retention Period. Further, the Consultant shall receive all other benefits to which the Consultant has a vested right to at that time.

     The Company shall also pay to the Consultant (or the Consultant's estate or beneficiaries, as the case may be), as due any annual bonus amounts that have been earned, but not paid.

     In the event the Consultant's service during the Retention Period is terminated by reason of death, the Company's obligation to pay and provide to the Consultant Base Payment and annual bonus (as provided in Sections 3.2 and 3.3 herein, respectively and except as set forth in the preceding paragraph) shall immediately thereafter expire and, with the exception of the covenants contained in Article 5 herein (which shall survive such termination), the Company and the Consultant thereafter shall have no further obligations under this Agreement.

     4.2 VOLUNTARY TERMINATION BY THE CONSULTANT WITHOUT GOOD REASON OR INVOLUNTARY TERMINATION FOR CAUSE. The Consultant may terminate this Agreement at any time by giving the Board written notice of intent to terminate, delivered at least ninety (90) calendar days prior to the effective date of such termination. The termination automatically shall become effective upon the expiration of the ninety (90) day notice period.

     Nothing in this Agreement shall be construed to prevent the Board from terminating the Consultant's service under this Agreement for "Cause" at any time.

     In the event that the Consultant voluntarily terminates service without Good Reason or if his service is involuntarily terminated by the Company for Cause, upon the effective date of such a termination, the Company shall pay to the Consultant or his beneficiary or estate, as the case may be, his Base Payment as earned but unpaid through the effective date of termination and any unreimbursed business expenses. The Consultant also shall receive all other benefits to which he has a vested right to at that time, except with respect to the Consultant's Base Payment and annual bonus as stipulated below.

     The Company's obligation to pay and provide the Consultant Base Payment and annual bonus (as provided in Sections 3.2 and 3.3, respectively) shall immediately expire (i.e., any unpaid portion of the annual bonus shall be forfeited). With the exception of the covenants contained in Article 5 herein (which shall survive such termination), the Company and the Consultant thereafter shall have no further obligations under this Agreement.

     4.3 VOLUNTARY TERMINATION OF SERVICE BY THE CONSULTANT FOR GOOD REASON. The Consultant may terminate service under this Agreement for Good Reason by giving the Board thirty (30) calendar days' written notice of such intent to terminate which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination. The Consultant's right to terminate service for Good Reason shall not be affected by the Consultant's incapacity due to physical or mental illness. The Consultant's continued service shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein. Subject to the payment of the Separation Payments provided below, the termination automatically shall become


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effective upon the expiration of the thirty (30) calendar day notice period.
Thereafter, this Agreement, with the exception of the covenants contained in
Article 5 herein (which shall survive such termination), shall automatically expire.

     Upon the effective date of the Consultant's voluntary termination of service for Good Reason under this Section 4.3, the Company shall pay to the Consultant and provide the Consultant with the following "Separation Payments": a lump-sum cash amount equal to the Consultant's unpaid Base Payment and unpaid housing allowance for the remainder of the Retention Period, unreimbursed business expenses, and all other items earned by and owed to the Consultant through and including the effective date of the termination (including, but not limited to, annual bonus amounts (guaranteed or not) that have been earned, but not paid). Such payment shall constitute full satisfaction for these amounts owed to the Consultant. Further, the Company shall continue to provide the Consultant (and the Consultant's spouse) with medical insurance coverage and Consultant with disability coverage through the end of the original five (5) year Retention Period.

     If triggered, the Separation Payments provided under this Section 4.3 shall be in lieu of all other benefits provided to the Consultant under the provisions of this Agreement. In the event the Consultant breaches any provision contained in Article 5 herein, the Consultant shall forfeit any remaining "Separation Payments" that have not yet been paid to the Consultant.

     4.4 INVOLUNTARY TERMINATION OF SERVICE BY THE COMPANY WITHOUT CAUSE NOT ALLOWED DURING RETENTION PERIOD. In no event may the Company terminate the Consultant's service, as provided under this Agreement, for any reason other than death, Disability, or for Cause during the original five (5) year Retention Period.

     A termination by the Company for any reason other than death, Disability, or for Cause shall be deemed a material breach of this Agreement by the Company and entitling the Consultant to compensation and benefits as stipulated in
Section 4.3 as if the Consultant voluntarily terminated service for Good Reason.

ARTICLE 5. RESTRICTIVE COVENANTS
     5.1 DISCLOSURE OF INFORMATION. Without the prior written consent of the Company, the Consultant shall not, at any time, directly or indirectly, use, attempt to use, disclose, or otherwise make known to any person or entity (other than the Board):

          (a) Any confidential or proprietary knowledge or information, including without limitation, lists of customers or suppliers, trade secrets, know-how, inventions, discoveries, processes, and systems, as well as any data and records pertaining thereto, which the Consultant may have acquired in the course of his previous employment with the Company or may acquire during the Retention Period.

          (b) Any confidential or proprietary knowledge or information of a confidential nature (including, but not limited to, all unpublished matters) relating to, without limitation, the business, properties, accounting, books and records, computer systems and programs, trade secrets, or memoranda of the Company.


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     5.2     EMPLOYMENT. Without the prior written consent of the Company, during the Retention Period, the Consultant shall not, directly or indirectly, employ or retain or solicit for employment or arrange to have any other person, firm, or other entity employ or retain or solicit for employment or otherwise participate in the employment or retention of any person who is an employee or consultant of the Company.

     5.3 NONDISPARAGEMENT. Without the prior written consent of the Company, the Consultant shall not, at any time, directly or indirectly, make statements or representations, or otherwise communicate, in writing, orally, or otherwise, or take any action that may disparage or be damaging to the Company or their respective officers, directors, employees, advisors, businesses, or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude the Consultant from making truthful statements or disclosures that are required by applicable law, regulation, or legal process.

     5.4 NONCOMPETE DURING THE RETENTION PERIOD. During the Retention Period, the Consultant will not: (a) directly or indirectly own any equity or proprietary interest in (except for ownership of shares in a publicly traded company not exceeding three percent (3%) of any class of outstanding securities), or be an employee, agent, director, advisor, or consultant to or for any competitor of the Company, whether on his own behalf or on behalf of any person; or (b) undertake any action to induce or cause any customer or client to discontinue any part of its business with the Company.

     5.5 ACKNOWLEDGEMENT OF COVENANTS. The Company and the Consultant acknowledge that the Consultant's services are of a special, extraordinary, and intellectual character which gives him unique value, and that the business of the Company is highly competitive, and that violation of any of the covenants provided in this Article 5 would cause immediate, immeasurable, and irreparable harm, loss, and damage to the Company not adequately compensable by a monetary award. The Consultant acknowledges that the time and scope of activity restrained by the provisions of this Article 5 are reasonable and do not impose a greater restraint than is necessary to protect the goodwill of the Company's business. The Consultant further acknowledges that he and the Company have negotiated and bargained for the terms of this Agreement, and that the Consultant has received adequate consideration for entering into this Agreement. In the event of any such breach or threatened breach by the Consultant of any one or more of such covenants, the Company shall be entitled to such equitable and injunctive relief as may be available to restrain the Consultant from violating the provisions hereof. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages and the immediate termination of service of the Consultant hereunder.

     5.6 ENFORCEABILITY. If any court determines that the foregoing covenant, or any part thereof, is unenforceable because of the duration or scope of such provision, or for any other reason, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

ARTICLE 6. INDEMNIFICATION
     The Company hereby covenants and agrees to indemnify and hold harmless the Consultant fully, completely, and absolutely against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including attorneys' fees), losses, and damages


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
resulting from the Consultant's good faith performance of his duties and obligations under the terms of this Agreement.

ARTICLE 7. ASSIGNMENT

     7.1 ASSIGNMENT BY THE COMPANY. This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of the Company, and any such successor shall be deemed substituted for all purposes for the "Company" under the terms of this Agreement. As used in this Agreement, the term "successor" shall mean any person, firm, corporation, or business entity which at any time, whether by merger, purchase, or otherwise, acquires greater than fifty percent (50%) of the business assets of the Company or greater than fifty percent (50%) of the combined voting power of the Company's then outstanding securities. Notwithstanding such assignment, the Company shall remain, with such successor, jointly and severally liable for all its obligations hereunder.


     Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall immediately entitle the Consultant to the Separation Payments as provided in Section 4.3.

     Except as herein provided, this Agreement may not otherwise be assigned by the Company.

     7.2 ASSIGNMENT BY CONSULTANT. This Agreement shall inure to the benefit of and be enforceable by the Consultant's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Consultant should die while any amounts payable to the Consultant hereunder remain outstanding, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Consultant's beneficiary, devisee, legatee, or other designee or, in the absence of such designee, to the Consultant's estate.

     The Consultant shall not assign any obligations or responsibilities he has under this Agreement.

ARTICLE 8. DISPUTE RESOLUTION AND NOTICE
     8.1 DISPUTE RESOLUTION. The Consultant shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Agreement settled by arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by the Consultant within fifty (50) miles from the location of the Company's principal place of business, in accordance with the rules of the American Arbitration Association then in effect. The Consultant's election to arbitrate, as herein provided, and the decision of the arbitrators in that proceeding, shall be binding on the Company and the Consultant.

     Judgment may be entered on the award of the arbitrator in any court having jurisdiction. All expenses of such arbitration, including the fees and expenses of the counsel for the Consultant, shall be borne by the Company.

     8.2 NOTICE. Any notices, requests, demands, or other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Consultant at the last address he has filed in writing with the Company or, in the case of the Company, at its principal offices.


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ARTICLE 9. MISCELLANEOUS
     9.1 ENTIRE AGREEMENT. This Agreement supersedes any prior agreements or understandings, oral or written, between the parties hereto and contains the entire understanding of the Company and the Consultant with respect to the subject matter hereof.

     9.2 MODIFICATION. This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

     9.3 SEVERABILITY. If any provision of this Agreement or the application thereof is held invalid, such invalidity shall not affect other provisions or applications of the Agreement that can be given effect without the invalid provision or application and, to such end, the provisions of this Agreement are declared to be severable.

     9.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

     9.5 TAX WITHHOLDING. The Company shall report amounts paid by the Company to the Consultant or the benefits received by the Consultant under this Agreement as required by law. The Company may withhold from any amounts or benefits payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling or as may be expressly authorized by the Consultant to be withheld, deducted, or reduced from those amounts or benefits. The Consultant shall be responsible for all taxes on all amounts paid by the Company to the Consultant or the benefits received by the Consultant under this Agreement.

     9.6 BENEFICIARIES. The Consultant may designate one or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Agreement. Such designation must be in the form of a signed writing acceptable to the Board or the Board's designee. The Consultant may make or change such designation at any time.

     9.7 WAIVER OF CLAUSES. At its discretion, the Company may require the Consultant to sign a waiver of all legal claims against the Company on terms satisfactory to both the Company and the Consultant upon the Consultant's termination of service.

     9.8 GOVERNING LAW. To the extent not preempted by federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the state of Kentucky without giving effect to principles of conflicts of laws.

     9.9 REPRESENTATION OF CONSULTANT. The Consultant represents to the Company that he has no knowledge of any breach by the Company of his former employment agreement and any amendments thereto.


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IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the
Effective Date.

ATTEST                                     Pomeroy IT Solutions, Inc.


By: /s/ Michael E. Rohrkemper         By: /s/ Steve Pomeroy
    -------------------------             -----------------
    Corporate Secretary                    Title: CEO
                                                 -----------

                                           Consultant:


                                           /s/ David B. Pomeroy
                                           -------------------------------------
                                           David B. Pomeroy


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